News Release For more information, please contact: MEDIA: Teresa Paulsen 402-240-5210 Teresa.Paulsen@ConAgraFoods.com INVESTORS: Chris Klinefelter 402-240-4154 Chris.Klinefelter@ConAgraFoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS AND JANA PARTNERS ANNOUNCE APPOINTMENTS OF

BRADLEY A. ALFORD AND TIMOTHY R. MCLEVISH
TO CONAGRA FOODS’ BOARD OF DIRECTORS

OMAHA, Neb., July 8, 2015– ConAgra Foods, Inc. (NYSE: CAG) and JANA Partners LLC, which owns approximately 7% of ConAgra Foods’ outstanding shares, today announced an agreement in which ConAgra Foods will appoint Bradley A. Alford and Timothy R. McLevish to ConAgra Foods’ Board of Directors, effective no later than July 22, 2015. With the addition of Messrs. Alford and McLevish, the ConAgra Foods Board will increase from 12 to 14 members.

“We are pleased to welcome Brad and Tim to the ConAgra Foods Board,” said Steven Goldstone, chairman, ConAgra Foods. “Both are seasoned, accomplished veterans of our industry, and we look forward to benefitting from their expertise as we uphold our ongoing commitment to deliver value for all shareholders.”

Brad Alford said, “I am pleased to be invited to join the ConAgra Foods Board at this important time. ConAgra Foods has an extraordinarily valuable portfolio of iconic brands, and I look forward to working closely with my fellow directors and the management team on behalf of all ConAgra Foods shareholders.”

Tim McLevish added, “I look forward to serving as a voice for shareholders and working constructively with the ConAgra Foods Board and management team to help realize the exceptional future potential for the company.”

Sean Connolly, chief executive officer, ConAgra Foods, said, “We are committed to transforming ConAgra Foods into a focused, higher-margin, more contemporary and higher-performing company. I look forward to working with Brad, Tim and the rest of the ConAgra Foods Board as we execute our plan for delivering shareholder value.”

In connection with the appointments, ConAgra Foods and JANA Partners have entered into a cooperation agreement. Under the agreement, ConAgra Foods has agreed to nominate Mr. Alford and Mr. McLevish for election to the Board at the Company’s 2015 Annual Meeting of Shareholders and JANA Partners has agreed to customary standstill and voting commitments. A copy of the cooperation agreement will be filed with the Securities and Exchange Commission.

Barry Rosenstein, managing partner of JANA Partners, commented, “We are pleased to have worked constructively with ConAgra Foods to appoint Brad and Tim to the Board. They bring a fresh perspective and unique insight to the company. We are very optimistic about the outlook for ConAgra Foods as the company explores all options to create shareholder value."

James Lawrence, who partnered with JANA in its ConAgra Foods investment, commented, “As a significant shareholder of ConAgra Foods, I am extremely pleased with the process the board is undertaking to exit private label, improve margins, optimize capital allocation and explore all other paths to value creation.  Based on these developments and the company’s constructive engagement with shareholders, I have confidence in the path forward to value creation and believe ConAgra Foods’ future is bright.”

About Brad Alford

Brad Alford, 58, is the former chief executive officer and chairman at Nestle USA. Mr. Alford has approximately 35 years of experience in the consumer food and packaged goods industry. Prior to leading Nestle USA, Mr. Alford held a variety of senior leadership roles across the Nestle organization, including President and CEO of Nestle Brands and President, Confections & Snacks Division, Nestle USA. Mr. Alford also held various senior roles within Nestle on a global basis. Mr. Alford began his career at Carnation Company and earned his Master of Business Administration in Finance and Marketing from Indiana University and a Bachelor of Science in Business from Miami University of Ohio.

About Tim McLevish

Tim McLevish, 60, is the former chief financial officer and executive vice president at Walgreens Boots Alliance, Inc. Mr. McLevish has over 15 years of experience in leading the finance organizations of large public companies. From October 2007 to April 2014, Mr. McLevish held various positions within Kraft Foods Group and Kraft Foods Inc. including Executive Vice President and Chief Financial Officer within both organizations. Before joining Kraft Foods, Mr. McLevish served as Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited from 2002 to 2007. Previously, Mr. McLevish spent 15 years in various leadership roles at Mead Corporation, including serving as Vice President and Chief Financial Officer from 1999 to 2002. Mr. McLevish holds a Bachelor of Science degree in Accounting from the University of Minnesota and a Master in Business Administration from Harvard Business School.

About ConAgra Foods

ConAgra Foods, Inc., (NYSE: CAG) is one of North America's largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt's®, Marie Callender's®, Orville Redenbacher's®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

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